Exhibit 10.11

GRANT NOTICE FOR
PERFORMANCE-VESTED RESTRICTED STOCK UNIT AWARD

#GrantDate#

PPG Industries, Inc. (the “Company”) and the Participant identified below are parties to a Restricted Stock Unit Award Agreement dated as of #GrantDate+C# and attached to this Grant Notice (the “Agreement”). Capitalized terms used in this Grant Notice shall have the respective meanings given to such terms in the Agreement or in the Plan (as defined in the Agreement), unless otherwise defined in this Grant Notice. This Grant Notice confirms the grant to the Participant of an Award of Restricted Stock Units with the terms set forth below. This Grant Notice is hereby incorporated by reference into and forms a part of the Agreement.

Participant Name:	#ParticipantName#
Date of Grant:	#GrantDate#
Number of Restricted Stock Units Granted:	#QuantityGranted#
Dividend Equivalents:

“Dividend Equivalents” are not granted with respect to this Restricted Stock Unit Award. “Dividend Equivalents” means the right to receive the equivalent value (in cash or shares) of dividends paid on one share of Common Stock for each share that is covered by (but not yet issued under) an Award.

Vesting Date:	#VestDate_1#
    1

Award Period:
Award Goals (with linear interpolation in between tiers):
(1) The performance goals for each year in the three-year performance period shall be adjusted earnings per diluted share growth and cash flow return on capital. The performance goals will be calculated by the average of the 6 annual performance goals achieved.; and

(2) The Participant must be continuously employed by the Company or its Subsidiaries, in good standing (as determined by the Company in its sole discretion), through the Vesting Date (as set forth above), subject to the provisions of the Agreement regarding certain terminations of employment.

	Performance Goal	Achievement Level	Award Payment %
	Adjusted Earnings per Share Growth
		>= 8.0%	200.0%
		7.0%	167.0%
		6.0%	133.0%
		5.0%	100.0%
		4.0%	75.0%
		3.0%	50.0%
		< 3.0%	0.0%

	Cash Flow Return on Capital
		>= 11.0%	200.0%
		10.5%	150.0%
		10.0%	100.0%
		9.5%	88.0%
		9.0%	75.0%
		8.5%	63.0%
		8.0%	50.0%
		< 8.0%	0.0%

PPG Industries, Inc.

/s/ Robert Massy
By: Robert Massy, Senior Vice President and Chief Human Resources Officer

PPG INDUSTRIES, INC.

GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

This GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is entered into as of the date first written above by and between PPG Industries, Inc. (the “Company”) and #ParticipantName+C# (the “Participant”).
The Company maintains the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Company to receive an Award under the Plan. Capitalized terms used in this Agreement shall, unless defined elsewhere in this Agreement, have the respective meanings given to such terms in the Grant Notice (as defined below) or the Plan.

The Award of Restricted Stock Units shall be confirmed by a separate Grant Notice to which this Agreement is attached (the “Grant Notice”), specifying the Date of Grant of the Award, the number of Restricted Stock Units granted and the Award Goals (as defined in the Grant Notice) applicable to such Restricted Stock Units. Each Restricted Stock Unit is a bookkeeping entry representing the equivalent in value of a share of Common Stock. Such Award shall be subject to the terms and conditions of the Plan and this Agreement. Such Grant Notice shall be deemed incorporated by reference into this Agreement.

NOW, THEREFORE, the Company and the Participant, intending to be legally bound, agree as follows:
1.Terms and Conditions of the Award.

A.This Agreement sets forth the terms and conditions applicable to the Award of Restricted Stock Units confirmed in the Grant Notice. The Award of Restricted Stock Units is made under Article VII of the Plan. Unless and until the Restricted Stock Units are vested in the manner set forth in paragraph 1.P. and 2.A. hereof, the Participant shall have no right to settlement of any such Restricted Stock Units.

B.The Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, except as otherwise expressly provided in the Plan, the Grant Notice and/or this Agreement.

C.The Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded in the past.

D.All decisions with respect to future awards, if any, will be at the sole discretion of the Company.

E.The Participant’s participation in the Plan is voluntary.

F.For Participants located outside of the United States, the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or, if different, the Subsidiary employing the Participant (the “Employer”) and the Restricted Stock Units are outside the scope of the Participant’s employment contract, if any.

G.The Restricted Stock Units, the underlying shares of Common Stock, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary.

H.Neither the award of Restricted Stock Units nor any provision of this Agreement, the Plan, the Grant Notice, or any policies adopted pursuant to the Plan confer upon the Participant any right with respect to employment or continuation of current employment with the Company or any Subsidiary, and in the event that the Participant is not an employee of the Company, the award of Restricted Stock Units shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary.

I.The future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty.

J.No claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).

K.The Committee may terminate the Award at any time on or prior to the Vesting Date (as defined in the Grant Notice) if, in its sole discretion, the Committee determines that the Participant is no longer in a position to have a substantial opportunity to influence the long-term growth of the Company.

L.Prior to settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Company’s obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made and the Participant shall have no greater rights than an unsecured general creditor of the Company. Except as otherwise specifically provided in the Grant Notice or this Agreement, the Participant shall have no rights as a stockholder of the Company by virtue of any Restricted Stock Units granted under this Award unless and until such Award is determined to be vested and resulting shares of Common Stock are issued to the Participant.

M.If the Participant’s employment with the Company or any Employer (as defined in paragraph 1.F., notwithstanding that such paragraph may not apply to the Award) terminates prior to the Vesting Date but, on or after the first anniversary of the Date of Grant because of (i) disability, job elimination, including termination of employment by the Company due to a divestiture, each as determined in the Committee’s sole discretion, or (ii) a Qualifying Retirement or death, the Participant shall be entitled to the same payments under the Award to which the Participant would have been entitled had the Participant’s employment continued through the Vesting Date, and such Award shall be paid as soon as practicable following the Vesting Date, subject to paragraph 2.C. hereof; provided, however, that the Committee, in its sole discretion, may determine that the Participant will be entitled to a lesser Award.

For purposes of this paragraph 1.M., “Qualifying Retirement” means a termination of the Participant’s employment with the Company and any Employer voluntarily by the Participant if such termination occurs on or after the date that the sum of the Participant’s (i) age and (ii) years of service with the Company and its Subsidiaries, in each case rounded down to the nearest whole number, equals or exceeds 70. For this purpose, if the Participant’s service with the Company and its Subsidiaries previously terminated and the Participant recommenced service with the Company or its Subsidiaries more than one year after the termination date, the period of such previous service will not count as “years of service”. In addition, for a Subsidiary acquired by the Company, the Participant’s service with such Subsidiary prior to the closing of the acquisition of such Subsidiary by the Company will not count as “years of service”.

N.Except as set forth in paragraph 1.M. or paragraph 1.Q., if the Participant’s employment with the Company or any Employer terminates prior to the Vesting Date for any reason, the Participant’s Award shall be forfeited on the date of such termination; provided, however, that the Committee, in its sole discretion, may determine that the Participant will be entitled to a full or partial payout with respect to the Award.

O.Subject to paragraph 1.Q. and paragraph 15, for purposes of the Award, the Participant’s employment or service relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement, the Plan, the Grant Notice, the Change in Control Agreement (as hereinafter defined), or any offer letter and/or employment agreement referenced herein, or determined by the Company, the Participant’s right to vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence).

P.The Committee shall determine the extent, if any, to which the applicable Award Goals have been attained and the extent, if any, to which the Award has been earned by the Participant, on or before March 15 following the end of the Award Period (the “Determination Date”).

Q.In the event that, during the Change in Control Period (as hereinafter defined), the Participant is subject to an Involuntary Termination (as hereinafter defined), then a number of Restricted Stock Units determined by the Committee, in its sole discretion, but in no event fewer than the number of Restricted Stock Units that would become vested at the “target” level, shall become fully vested, and the payout of the Award shall be made as soon as practicable following the date of the Involuntary Termination, subject to paragraphs 2.C. and 15 hereof (for avoidance of doubt, the Restricted Stock Units that vest pursuant to this paragraph 1.Q. shall not be subject to the performance and determination procedures contemplated by paragraph 1.P. hereof). If required to avoid additional taxes, penalties or interest under Section 409A, an Involuntary Termination must constitute a “separation from service” within the meaning of Section 409A of the Code. This paragraph 1.Q. applies to the Award in lieu of Section 7.04 of the Plan.

If the Participant is a party to a Change in Control Employment Agreement with the Company (a “Change in Control Agreement”), “Change in Control Period” for purposes of this Agreement shall have the meaning ascribed to the term “Employment Period,” as defined in the Change in Control Agreement, and if the Participant is not a party to a Change in Control Agreement, the term shall mean the period commencing on the date of a Change in Control (as defined in the Plan) and ending on the earlier of the Participant’s date of Retirement and the Vesting Date. “Retirement” for purposes of this paragraph 1.Q. shall mean the Participant’s voluntary termination of employment on or after (i) if the Participant is a participant in the PPG Industries, Inc. Retirement Plan F or any successor thereto (the “Retirement Plan F”), the Participant’s “normal retirement date” as defined therein, (ii) if the Participant is not a participant in the Retirement Plan F or the DCRP (as defined below) and the Company may subject the Participant to compulsory retirement under the Age Discrimination in Employment Act as a “bona fide executive or a high policy maker”, the Participant’s “Social Security Normal Retirement Age” as defined in the Retirement Plan F, (iii) if the Participant is a participant in the PPG Industries Defined Contribution Retirement Plan or any successor thereto (the “DCRP”) and not a participant in the Retirement Plan F, the Participant’s Social Security normal retirement date, or, (iv) if the provisions in (i) through (iii) are not applicable to the Participant, the Participant’s attainment of age sixty-five (65).

“Involuntary Termination” for purposes of this Agreement shall mean, if the Participant is a party to a Change in Control Agreement, a termination of the Participant’s employment that gives rise to payments and benefits under Section 6 of the Change in Control Agreement, and if the Participant is not a party to a Change in Control Agreement, shall mean a termination by the Company for any reason other than Cause, death or Disability (as the terms are hereinafter defined). “Cause” for purposes of a Participant who is not a party to a Change in Control Agreement shall have the same meaning as that term is defined in the Participant’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Committee in good faith: (i) engaging in any act, or failing to act, or misconduct that, in each case, is injurious to the Company or its Subsidiaries; (ii) gross negligence or willful misconduct in connection with the performance of duties; (iii) conviction of (or entering a plea of guilty or nolo contendere to) a criminal offense (other than a minor traffic offense); (iv) fraud, embezzlement or misappropriation of funds or property of the Company or a Subsidiary; (v) breach of any material term of any agreement between the Participant and the Company or a Subsidiary relating to employment, consulting or other services, confidentiality, intellectual property or non-competition; (vi) the entry of an order duly issued by any regulatory agency (including federal, state and local regulatory agencies and self-regulatory bodies) having jurisdiction over the Company or a Subsidiary requiring the removal from any office held by the Participant with the Company or a Subsidiary or prohibiting or materially limiting the Participant from participating in the business or affairs of the Company or any Subsidiary. “Disability” for purposes of this Agreement shall mean disability, which, after the expiration of more than 52 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers.

R.The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or sale of the underlying shares of Common Stock.

S.The Participant should consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan or Restricted Stock Units.

T.Unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company.

U.Unless otherwise agreed with the Company, the Award, the underlying shares of Common Stock, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary.

V.Neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the vesting/settlement of the Award or the subsequent sale of any shares of Common Stock acquired upon vesting/settlement.

2.Payout on Account of Awards.

A.Upon attainment of the Award Goals or otherwise vesting pursuant to paragraph 1 and satisfaction of all other applicable conditions as to the issuance of the Restricted Stock Units, and otherwise subject to this Agreement and the terms of the Plan, the Participant shall be entitled to the number of shares of Common Stock constituting the Award as determined by the Committee in accordance with paragraph 1 hereof. The Participant shall be entitled to receive a payout of the vested Award in the form of cash, shares of Common Stock or a combination of cash and shares, less any Tax-Related Items as defined in paragraph 6, as determined by the Committee in its sole discretion. The amount of any cash to be paid in lieu of Common Stock shall be determined on the basis of the Fair Market Value of the Common Stock as of the Determination Date.
B.Any shares of Common Stock issued to the Participant with respect to his or her Award shall be subject to such restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, the New York Stock Exchange and any applicable state or foreign securities laws, and the Committee may cause a legend or legends to be endorsed on any stock certificates for such shares making appropriate references to such legal restrictions.

C.Except as otherwise provided in this Agreement, and, for Participants located in the United States, except in the event the Participant is permitted and has made an election to defer payout of the Restricted Stock Units pursuant to the terms and conditions established by the Company, the issuance of the shares of Common Stock (or payment of cash in lieu thereof) in accordance with the provisions of paragraph 1 and this paragraph 2 will be delivered by the end of the calendar year of (i) the taxable year that includes the Determination Date or, (ii) to the extent applicable under the provisions of paragraph 1.Q. hereof, the date of an Involuntary Termination following a Change in Control. Payout of Restricted Stock Units that have been deferred shall be governed by the terms and conditions of the deferral election form.

3.Continuing Conditions. Notwithstanding any other provisions herein, the Participant, by execution of this Agreement, agrees and acknowledges that in return for the Award granted by the Company in this Agreement, the following continuing conditions shall apply to the maximum extent permitted by applicable laws:

A.If at any time prior to the Vesting Date or within one (1) year after the Vesting Date the Participant engages in any activity in competition with any activity of the Company or any of its Subsidiaries, or contrary or harmful to the interests of the Company or any of its Subsidiaries, including, but not limited to: (1) conduct related to the Participant’s employment for which either criminal or civil penalties against the Participant may be sought; (2) violation of Company(or Subsidiary) Code of Ethics or similar policy; (3) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company or any of its Subsidiaries, including employing or recruiting any present, former or future employee of the Company or any of its Subsidiaries; (4) disclosing or misusing any confidential information or material concerning the Company or any of its Subsidiaries; or (5) participating in a hostile takeover attempt, then this Award shall terminate effective as of the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement, and any “Award Gain” realized by the Participant shall be paid by the Participant to the Company. “Award Gain” shall mean the cash and the Fair Market Value of the Common Stock delivered to the Participant pursuant to paragraph 2 on the date of such delivery times the number of shares so delivered. Any shares of Common Stock deferred by the Participant shall be considered to have been delivered for the purpose of this paragraph 3.

B.By accepting this Agreement, the Participant consents to a deduction from any amounts the Company or any of its Subsidiaries owes the Participant from time to time (including amounts owed the Participant as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company or any of its Subsidiaries), to the extent of the amounts payable to the Company by the Participant under paragraph 3.A. above and permitted under Section 409A of the Code. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount payable by the Participant, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

C.The Participant may be released from the Participant’s obligations under paragraphs 3.A and 3.B above only if the Committee determines, in its sole discretion, that such action is in the best interest of the Company.

4.Award Subject to Plan Provisions. Unless otherwise expressly provided in the Grant Notice or this Agreement, the Restricted Stock Unit Award shall be subject to the provisions of the Plan, including, without limitation, Article XI. In the event of any conflict between this Agreement and either the Grant Notice or the Plan, the Grant Notice or Plan, as applicable, shall control over this Agreement.

5.Applicable Law; Entire Agreement; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to any choice of law principles. The Grant Notice, this Agreement, the Plan, the

Change in Control Agreement, and any offer letter and/or employment agreement referenced herein, contain all terms and conditions with respect to the subject matter hereof.

For purposes of litigating any dispute that arises under the Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or other federal courts for the United States for the Western District of Pennsylvania, where this Award of Restricted Stock Units is made and/or to be performed, and no other courts. The parties agree that, if suit is filed in Allegheny County courts, application will be made by one or both parties, without objection, to have the case heard in the Center for Commercial and Complex Litigation of the Court of Common Pleas of Allegheny County.

6.Taxes. Regardless of any action the Company and/or the Employer take with respect to any or all income tax (including U.S. federal, state, and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant and vesting of the Restricted Stock Units, the conversion of the Restricted Stock Units into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired pursuant to the Restricted Stock Units and the receipt of any dividends or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax-withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy the Tax-Related Items obligation by one or a combination of the following:

(i) withholding from the proceeds of the sale of shares of Common Stock acquired upon the vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); and/or

(ii) withholding from any wages or other cash compensation paid to the Participant by the Company and/or the Employer or from any equivalent cash payment received in connection with the Award; and/or

(iii) withholding in shares of Common Stock to be issued upon settlement of the Restricted Stock Units, provided, however that if the Participant is a Section 16 officer of the

Company under the Exchange Act, then the Company may withhold in shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, only if the use of such withholding method is not problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) above.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Participant's jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding a number of shares as described herein, the Participant shall be deemed, for tax purposes only, to have been issued the full number of shares of Common Stock subject to the vested portion of the Award, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. The Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that is required to be withheld or accounted for in connection with the Restricted Stock Units that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Participant any shares of Common Stock pursuant to the Award if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

Anything in this paragraph 6 to the contrary notwithstanding, the number of shares of Common Stock subject to Restricted Stock Units that will be permitted to be released and withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date the shares are scheduled to be delivered pursuant to paragraph 2.C. hereof for any portion of the Restricted Stock Units that are considered nonqualified deferred compensation subject to Section 409A of the Code shall not exceed the number of shares of Common Stock that equals the liability for the Tax-Related Items.

7.Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements (including, without limitation, stock powers with respect to shares of Common Stock issued or otherwise distributed in relation to this Award) which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Grant Notice, this Agreement and the Plan.

8.Transfer Restrictions. This Award and the Restricted Stock Units are not transferable other than by will or the laws of descent and distribution, and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Restricted Stock Units shall be forfeited.

9.Capitalization Adjustments. The number of Restricted Stock Units awarded is subject to adjustment as provided in Section 11.07(a) of the Plan. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.

10.Securities Law Compliance. Notwithstanding anything to the contrary contained herein, no shares of Common Stock shall be issued to the Participant upon vesting of this Restricted Stock Unit Award unless the Common Stock is then registered under the Securities Act, or, if such Common Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. Participant’s sale of Shares may be subject to any closed trading windows that may be imposed by the Company and must comply with the Company’s insider trading policies (as may be amended from time to time by the Company in its sole discretion) and any other applicable securities laws. The Company’s insider trading policy may prohibit Participant from buying or selling Shares. By accepting this Award, the Participant agrees not to sell any of the shares of Common Stock received under this Award at a time when the applicable laws or Company policies prohibit a sale.

11.Data Privacy. For Participants outside of the United States:

Data Privacy Consent. By electing to participate in the Plan via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.

Declaration of Consent. The Participant understands that he or she needs to review the following information about the processing of his or her personal data by or on behalf of the Company, the Employer and/or any Subsidiary as described in the Agreement and any other Plan materials (the “Personal Data”) and declare his or her consent. As regards the processing of the Participant’s Personal Data in connection with the Plan and this Agreement, the Participant understands that the Company is the controller of his or her Personal Data.

Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about the Participant for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Participant understands that this Personal Data may include, without limitation, his or her name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor. The legal basis for the processing of the Participant’s Personal Data, where required, will be his or her consent.

Stock Plan Administration Service Providers. The Participant understands that the Company transfers his or her Personal Data, or parts thereof, to Fidelity Stock Plan Services, LLC (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s Personal Data with such different service provider that serves the Company in a similar manner. The Participant understands and acknowledges that the Company’s service provider will open an account for him or her to receive and trade shares of Common Stock acquired under the Plan and that he or she will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.

International Data Transfers. The Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC, are based in the United States. The Participant understands and acknowledges that his or her country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of the Participant’s Personal Data is his or her consent.

Data Retention. The Participant understands that the Company will use his or her Personal Data only as long as is necessary to implement, administer and manage his or her participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Participant understands and acknowledges that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs the Participant’s Personal Data for any of the above purposes, the Participant understands the Company will remove it from its systems.

Voluntariness and Consequences of Denial/Withdrawal of Consent. The Participant understands that his or her participation in the Plan and his or her consent is purely voluntary. The Participant may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If the Participant denies or later withdraws his or her consent, the Company can no longer offer the Participant participation in the Plan or offer other equity awards to the Participant or administer or maintain such awards and the Participant would no longer be able to participate in the Plan. The Participant further understands that denial or withdrawal of his or her consent would not affect his or her status or salary as an employee or his or her career and that the Participant would merely forfeit the opportunities associated with the Plan.

Data Subject Rights. The Participant understands that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about him or her and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about him or her that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of his or her objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of his or her Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Participant’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or his or her employment and is carried out by automated means. In case of concerns, the Participant understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Participant’s rights, the Participant understands that he or she should contact his or her local human resources representative.

12.Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the legality, validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

14.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.Code Section 409A. If the Participant is a “specified employee,” within the meaning of Section 409A of the Code and the U.S. Treasury Regulations promulgated thereunder (collectively, “Section 409A”), at the time of a separation from service, any payments made under this Agreement in connection with a separation from service shall instead be paid on the first business day following the expiration of the six (6)-month period following the Participant's separation from service or, if earlier, death of the Participant, if necessary to comply with Section 409A.
It is the intent that the terms of the Restricted Stock Units shall comply with the requirements of (or be exempt from the application of) Section 409A, and any ambiguities herein will be interpreted to so comply (or be exempt). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or payouts provided under this Agreement are made in a manner that complies with Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A if compliance is not practical; provided, however, that nothing in this paragraph 15 creates an obligation on the part of the Company to modify the terms of this Agreement or the Plan, and the Company makes no representation that the terms of the Restricted Stock Units under this Award Agreement will comply with (or be exempt from the application of) Section 409A or that payments under the Restricted Stock Units will not be subject to taxes, interest and penalties or other adverse tax consequences under Section 409A. In no event whatsoever shall the Company or any of its Subsidiaries or affiliates be liable to any party for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A or any damages for failing to comply with (or be exempt from the application of) Section 409A.

16.Language. By electing to accept this Award, the Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant, to understand the terms and conditions of this Agreement. Further, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.Insider Trading Restrictions/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and the Participant’s country or his or her broker’s country, if different, which may affect his or her ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to such shares (e.g., Restricted Stock Units) or rights linked to the value of shares of Common Stock (e.g., Dividend Equivalents) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by any applicable laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy and under United States law. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

18.Foreign Asset/Account Reporting Requirements; Exchange Controls. The Participant acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect his or her ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

19.Appendix. Notwithstanding any provision herein, the Participant’s participation in the Plan shall be subject to any additional terms and conditions as set forth in the Appendix for the Participant’s country of residence, if any. Moreover, if the Participant relocates to another country, the terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.Compensation Recovery Policy. This Award and any proceeds, gains or other economic benefit received by the Participant from a subsequent sale of Shares issued under this Award shall be subject to the Company’s Compensation Recovery Policy in effect as of the date hereof, as may be amended from time to time to comply with applicable laws (the “Compensation Recovery Policy”). The Participant acknowledges and agrees that no recovery or other action related to this Award pursuant to the Compensation Recovery Policy shall constitute an event that triggers or contributes to any right the Participant may have to resign for “good reason” or “constructive termination” (or similar term) under any compensatory arrangement with the Company or any of its Subsidiaries. The Participant acknowledges and agrees that the Participant’s acceptance of this Award shall be deemed to constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation and enforcement of the Compensation Recovery Policy.

22.Stock Ownership Requirements. If Participant is subject to the PPG Stock Ownership Requirement Policy, the Participant authorizes the Company’s stock plan administrator to follow the Company’s instructions, including but not limited to, instructions to not accept the Participant’s orders to transact in Common Stock received upon vesting/settlement of this Award that are subject to restriction on sale or transfer imposed by the Company in the event that the Participant does not meet the required stock ownership level under PPG’s Stock Ownership Requirement Policy, including instructions to not allow shares of Common Stock received upon vesting/settlement of this award to be transferred out of the Participant’s account with the Company’s stock plan administrator. The Participant acknowledges and agrees that execution of the Participant’s orders to transact in or to transfer shares of Common Stock received upon vesting/settlement of this Award may be delayed or never occur.

PPG Industries, Inc.
/s/ Robert Massy
By: Robert Massy, Senior Vice President and Chief Human Resources Officer

Fidelity Stock Plan Services, LLC, provides recordkeeping and/or administrative services to your company’s equity compensation plan, in addition to any services provided directly to the plan by your company or its service providers.

APPENDIX
PPG INDUSTRIES, INC.
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
For Participants Located Outside the United States

This Appendix includes special terms and conditions that govern the Award granted to the Participant if the Participant resides in one of the countries listed herein.

If the Participant is a citizen or resident of another country, transfers employment and/or residency to another country after the Date of Grant or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to the Participant.

This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or when the Participant sells shares of Common Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure him or her of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country apply to his or her specific situation.

If the Participant is a citizen or resident of another country, transfers employment and/or residency to another country after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained in this Appendix may not be applicable to him or her.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (of which this Appendix is a part) and the Plan.

Argentina

Acknowledgement of Nature of Plan and Award. The following provision supplements the Terms and Conditions of the Award paragraph of the Agreement:

In accepting the grant of the Award, the Participant acknowledges and agrees that the grant of the Award is made by the Company (not the Employer) in its sole discretion and that the value of any Awards or shares of Common Stock acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including the calculation of (i) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, or (ii) any termination or severance indemnities. If, notwithstanding the foregoing, any benefits under the Plan are considered for purposes of calculating any termination or severance indemnities, the Participant acknowledges and agrees that such benefits shall not accrue more frequently than on an annual basis.

Securities Law Notice. Neither the Restricted Stock Units nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina.

Australia

Australian Offer Document. This offer is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth). Please note that if the Participant offers the shares of Common Stock acquired under the Plan for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant agrees to obtain legal advice on the Participant’s disclosure obligations prior to making any such offer.

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to Restricted Stock Units granted under the Plan, such that the Restricted Stock Units are intended to be subject to deferred taxation.

Austria

There are no country-specific provisions.

Belgium

Foreign Asset/Account / Exchange Control Reporting Information. Belgian residents are required to report any securities and bank or brokerage accounts held outside of Belgium on their annual tax return. In a separate report, Belgian residents are required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

Annual Securities Account Tax. If the total average value of securities held in a Belgian or foreign securities account exceeds EUR 1 million, an “annual securities accounts tax” applies. Belgian residents should consult with their personal tax advisor regarding the tax.

Brazil

Compliance with the Law. In accepting the grant of the Restricted Stock Units, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable tax associated with the Restricted Stock Units and the sale of the shares of Common Stock acquired under the Plan and the receipt of any dividends or Dividend Equivalents.

Terms and Conditions of the Award. This provision supplements paragraph 1 of the Agreement:

By accepting the Restricted Stock Units, the Participant agrees that (i) the Participant is making an investment decision, and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease over the vesting and holding periods without compensation to the Participant.

Tax on Financial Transactions (IOF). If the Participant repatriates amounts from the sale of shares of Common Stock or any dividends received on such shares of Common Stock into Brazil, the Participant may be subject to a Tax on Financial Transactions when funds are converted from USD to BRL. The Participant agrees that the Participant will be solely responsible for such Tax on Financial Transactions.

Canada

Restricted Stock Units Payable Only in Shares of Common Stock. Notwithstanding any discretion contained in Section 7.03(a) of the Plan or anything in the Agreement to the contrary, the grant of Restricted Stock Units does not provide any right for the Participant to receive a cash payment and the Restricted Stock Units are payable in shares of Common Stock only.

Termination of Vesting. This provision supplements paragraph 1.O. of the Agreement:

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a statutory notice period, the Participant acknowledges that his or her right to participate in the Plan, if any, will terminate effective as of the last day of his or her minimum statutory notice period, but the Participant will not earn or be entitled to any pro-rated vesting if the vesting date falls after the end of his or her statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.

Securities Law Notice. The Participant is permitted to sell shares of Common Stock acquired under the Plan, provided the resale of such shares of Common Stock takes place outside of Canada through the facilities of a stock exchange on which the Company’s Common Stock is listed. The Company’s Common Stock is currently traded on the New York Stock Exchange which is located outside of Canada, under the ticker symbol “PPG” and shares of Common Stock acquired under the Plan may be sold through this exchange.

The following provisions will apply to the Participant if he or she is a resident of Quebec:

Language. A French translation of the Agreement and the Plan will be made available to the Participant. The Participant understands that, from time to time, additional information related to the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the Plan as soon as reasonably practicable. Notwithstanding anything to the contrary in the Agreement, and unless the Participant indicates otherwise, the French translation of the Agreement and the Plan will govern the Participant’s participation in the Plan.

Data Privacy. This provision supplements the Data Privacy paragraph of the Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Subsidiary, and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant acknowledges and agrees that their personal information, including sensitive personal information, may be transferred or disclosed outside the Province of Quebec, including to the United States. The Participant authorizes the Company and any Subsidiary to record such information and to keep such information in their employee file. The Participant also acknowledges and authorizes the Company and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.

Chile
Securities Law Notice. This offer conforms to general ruling N°336 of the Chilean Commission for the Financial Market (“CMF”). The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the CMF, and therefore such securities are not subject to its oversight. The issuer is not obligated to provide public information in Chile regarding the foreign securities, since such securities are not registered with the CMF. The securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile, unless they fulfill the requirements set forth in general ruling N°336 of the CMF.

China

Termination of Employment. The Participant understands and agrees that, if he or she is subject to exchange control laws and regulations in the People’s Republic of China (“PRC”) (as determined by the Company in its sole discretion), paragraph 1.M. of the Agreement is deleted in its entirety and replaced with the following provision:

M. If the Participant’s employment with the Company, the Employer or any Subsidiary terminates prior to the Vesting Date but, on or after the first anniversary of the Date of Grant because of (i) disability, job elimination, including termination of employment by the Company due to a divestiture, each as determined in the Committee’s sole discretion, or (ii) a Qualifying Retirement or death, the Participant shall be entitled to the same payments under the Award to which the Participant would have been entitled had the Participant’s employment continued through the Vesting Date, and such Award shall be paid as soon as practicable following the Vesting Date, subject to paragraph 2.C.; provided, however, that the Committee, in its sole discretion, may determine that the Participant will be entitled to a lesser Award. Notwithstanding the foregoing, if the Payout Date (as defined in paragraph 2.C.) is more than six (6) months after the termination date, the Participant shall surrender all unvested Restricted Stock Units and, in exchange therefore, the Participant will receive a cash payment equal in value to the Award to which the Participant would have been entitled had the Participant’s employment continued through the Vesting Date, and such cash payment shall be paid as soon as practicable following the Participant’s termination date. For purposes of the foregoing, the amount of any cash to be paid in lieu of Common Stock shall be determined on the basis of the Fair Market Value of the Common Stock as of the date on which it is paid.

Exchange Control Restrictions. To facilitate compliance with any applicable laws or regulations in the PRC, the Participant agrees to the sale of any shares of Common Stock to be issued upon vesting and settlement of the Award. The sale will occur (i) immediately upon vesting and settlement of the Award, (ii) following the Participant’s termination of employment with the Employer, the Company or a Subsidiary, or (iii) within any other time frame as the Company determines to be necessary to facilitate compliance with local regulatory requirements. The Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on the Participant’s behalf pursuant to this authorization) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price. Upon the sale of the shares, the Company agrees to pay the Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Participant agrees that the payment of the cash proceeds will be subject to the repatriation requirements described below.

The Participant further agrees that any shares to be issued to the Participant shall be deposited directly into an account with the Company’s designated broker. The deposited shares shall not be transferable (either electronically or in certificate form) from the brokerage account. This limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. The limitation shall apply to all shares issued to the Participant under the Plan, whether or not the Participant continues to be employed by the Company or one of its Subsidiaries. If the Participant sells shares issued upon vesting and settlement of the Award, the repatriation requirements described below shall apply.

The Participant understands and agrees that, if he or she is subject to exchange control laws and regulations in the PRC (as determined by the Company in its sole discretion), the Participant will be required to repatriate the proceeds from the sale of shares of Common Stock and any dividends or Dividend Equivalents received in relation to the shares to the PRC. The Participant further understands that, under local law, such repatriation of his or her cash proceeds may need to be effectuated through a special exchange control account established by the Company, a Subsidiary or the Employer, and the Participant hereby consents and agrees that any proceeds from the sale of any shares, dividends or Dividend Equivalents the Participant receives may be transferred to such special account prior to being delivered to the Participant. The Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated brokerage firm) to effectuate such transfers and shall otherwise cooperate with the Company with respect to exchange control matters. The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, the Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees that, if required by the Company, he or she will bear any currency fluctuation risk between the time the proceeds are received and the time (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and/or (ii) the net proceeds are converted to local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Colombia

Labor Law Acknowledgement. By accepting the Award, the Participant acknowledges that pursuant to Article 128 of the Colombia Labor Code, the Plan and related benefits do not constitute a component of “salary” for any purposes. To this extent, the Participant understands they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount that may be payable.

Securities Law Notice. The shares of Common Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia.

Costa Rica

There are no country-specific provisions.

Czech Republic

There are no country-specific provisions.

Denmark

Danish Stock Option Act. By accepting this Award, the Participant acknowledges that he or she has received a Danish translation of an Employer Statement, which includes a description of the treatment applicable to the Restricted Stock Units upon a Termination, as required by the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), to the extent the Stock Option Act applies to the Restricted Stock Units. The Employer Information Statement is accessible in the Document Library section of the Fidelity Stock Plan Services, LLC website at www.fidelity.com.

Egypt
There are no country-specific provisions.
Estonia
There are no country-specific provisions.
Finland
There are no country-specific provisions.
France
Award Not Qualified. The Participant understands and acknowledges that the Restricted Stock Units granted under the Agreement are not intended to qualify for specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Language Consent. By clicking on the “I accept” button or by signing and returning this document providing for the terms and conditions of the grant, the Participant confirms having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided to the Participant in the English language. The Participant accepts the terms of those documents accordingly.

En cliquant sur le bouton “J’accepte” ou en signant et renvoyant le présent document décrivant les termes et conditions de cette attribution, le Participant confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués au Participant en langue anglaise. Le Participant en accepte les termes en connaissance de cause.

Germany

Foreign Asset / Account Reporting Information. German residents holding shares of Common Stock must notify their local tax office of the acquisition of Common Stock when they file their tax returns for the relevant year if the resident holds at least 1% of the Company and the value of the shares for all Common Stock acquired exceeds EUR 150,000 or the resident holds Common Stock exceeding 10% of the Company’s total Common Stock.

Greece

There are no country-specific provisions.

Guatemala

There are no country-specific provisions.

Hong Kong

Securities Law Notice. The grant of an Award and the shares of Common Stock to be issued upon settlement of an Award do not constitute a public offer of securities and are available only to employees of the Company or a Subsidiary or affiliate.

WARNING: The Participant should be aware that the contents of the Agreement, including this Appendix, and the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong nor have the documents been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units are intended only for the personal use of each eligible employee of the Company, its Subsidiaries and affiliates and may not be distributed to any other person. If the Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, the Participant should obtain independent professional advice.

Occupational Retirement Schemes Ordinance Notification. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

Hungary

There are no country-specific provisions.

India

Exchange Control Notice. The Participant must repatriate or reinvest any proceeds from the sale of shares of Common Stock or the receipt of dividends paid on such shares of Common Stock to India within such period of time as may be required under applicable regulations. If the Participant repatriates the proceeds to India, the Participant should obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. The Participant is also responsible for complying with any other exchange control laws in India that may apply to the Restricted Stock Units or the shares of Common Stock acquired under the Plan.

Indonesia

Language Consent and Notification. By accepting the Restricted Stock Units, the Participant (i) confirms having read and understood the documents relating to the grant (i.e., the Plan and the Agreement) which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Persetujuan dan Pemberitahuan Bahasa. Dengan menerima pemberian Unit Saham Terbatas ini, Peserta (i) memberikan konfirmasi bahwa dirinya telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini (Pemberitahuan Pemberian, Perjanjian Penghargaan dan Program) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).

Ireland

There are no country-specific provisions.

Italy

Plan Document Acknowledgement. In accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.

The Participant further acknowledges that the Participant has read and specifically and expressly approves the following paragraphs of the Agreement: Terms and Conditions of the Award; Applicable Law; Entire Agreement; Venue; Taxes; Electronic Delivery and Acceptance; Data Privacy; Language; Imposition of Other Requirements and Appendix.

Japan

Exchange Control Notice. If the Participant acquires shares valued at more than JPY 100 million in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days after the acquisition of the shares.

Kazakhstan

Securities Law Notice. This offer is addressed only to certain eligible employees in the form of shares of Common Stock to be issued by the Company. The Plan and the Agreement have not been approved, nor do they need to be approved, by the National Bank of Kazakhstan. The offer is intended only for the original recipient and is not for general circulation in the Republic of Kazakhstan.
Latvia

There are no country-specific provisions.

Lithuania

There are no country-specific provisions.

Malaysia

Data Privacy Notice. Notwithstanding any provision of the Agreement, this paragraph in the Appendix applies in regards to data privacy in Malaysia.

The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Plan participation materials by and among, as applicable, the Employer, the Company and any Subsidiary or any third parties authorized by same in assisting in the implementation, administration and management of the Participant’s participation in the Plan.

The Participant may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of the Participant’s participation in the Plan, details of all Restricted Stock Units or any other	Pesertadengan ini secara eksplisit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjia ini dan apa-apa bahan Pelan penyertaan oleh dan di antara Majikan, Syarikat dan mana-mana Syarikat Induk atau Anak Syarikat atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan tersebut.

Sebelum ini, Peserta mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, alamat emal, tarikh lahir, nombor insurans sosial, pasport atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa saham atau jawatan pengarah yang dipegang Pesertadengan ini secara eksplisit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjia ini dan apa-apa bahan Pelan penyertaan oleh dan di antara Majikan, Syarikat dan mana-mana Syarikat Induk atau Anak Syarikat atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan tersebut.

entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant also authorizes any transfer of Data, as may be required, to such stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any shares of Common Stock acquired upon settlement of the Restricted Stock Units are deposited. The Participant acknowledges that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Participant’s country, which may not give the same level of protection to Data. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Participant’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are [insert]. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future Restricted Stock Units or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.	Sebelum ini, Peserta mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, alamat emal, tarikh lahir, nombor insurans sosial, pasport atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Peserta dalam Pelan tersebut, butir-butir semua Unit-unit Saham Terbatas atau apa-apa hak lain untuk saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Peserta (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

Peserta juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan pelan saham yang lain sebagaimana yang dipilih oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa yang mendepositkan Saham-Saham yang diperolehi melalui penyelesaian Unit-unit Saham Terbatas. Peserta mengakui bahawa penerima-penerima ini mungkin berada di negara Peserta atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Peserta, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Pesertafaham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya . Peserta memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut. Peserta faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tesebut. Peserta faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya, di mana butir-butir hubungannya adalah, [insert]. Selanjutnya, Peserta memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Peserta tidak bersetuju, atau jika Peserta kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjayanya dengan Majikan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan Unit-unit Saham Terbatas pada masa depan atau anugerah ekuiti lain kepada Peserta atau mentadbir atau mengekalkan anugerah-anugerah tersebut. Oleh itu, Peserta faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tesebut. Untuk maklumat lanjut mengenai akibat keengganan untuk memberikan keizinan atau penarikan balik keizinan, Peserta fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya .

Director Notification Obligation. If the Participant is a director of the Company’s Malaysian Subsidiary, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when the Participant receives or disposes of an interest (e.g., Restricted Stock Units, shares of Common Stock) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

Mexico

Labor Law Policy and Acknowledgement. In accepting the Award, the Participant expressly recognizes that PPG Industries, Inc., with registered offices at One PPG Place, Pittsburgh, Pennsylvania 15272, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Participant and PPG Industries, Inc. since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole Employer is PPG INDUSTRIES de MEXICO S.A. de C.V. or Grupo Comex, S.A. de C.V (“PPG-Mexico”). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that the Participant may derive from participating in the Plan do not establish any rights between the Participant and the Employer, PPG-Mexico, and do not form part of the employment conditions and/or benefits provided by PPG-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further understands that the Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of PPG Industries, Inc.; therefore, PPG Industries, Inc. reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.

Finally, the Participant hereby declares that the Participant does not reserve to the Participant any action or right to bring any claim against PPG Industries, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to PPG Industries, Inc., its affiliates, branches, representation offices, its shareholders, directors, officers, agents or legal representatives with respect to any claim that may arise.

Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Aceptando este Premio, el Participante reconoce que PPG Industries, Inc. y sus oficinas registradas en One PPG Place, Pittsburgh, Pennsylvania, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Participante y PPG Industries, Inc., toda vez que la participación del Participante en el Plan deriva únicamente de una relación comercial con PPG Industries, Inc., reconociendo expresamente que el único empleador del Participante lo es PPG INDUSTRIES de MEXICO S.A. de C.V. o Grupo Comex, S.A. de C.V (“PPG-Mexico”). Derivado de lo anterior, el

Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el Participante y su empleador, PPG-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por PPG-México, y expresamente el Participante reconoce que cualquier modificación al Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del Participante.

Asimismo, el Participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de PPG Industries, Inc., por lo tanto, PPG Industries, Inc. se reserva el derecho absoluto para modificar y/o terminar la participación del Participante en cualquier momento, sin ninguna responsabilidad para el Participante.

Finalmente, el Participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de PPG Industries, Inc., por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Participante otorga un amplio y total finiquito a PPG Industries, Inc., sus Entidades Relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

Morocco

Settlement. Unless otherwise determined by the Committee, the Participant is not entitled to receive any shares of Common Stock upon vesting of the Restricted Stock Units due to exchange control regulations in Morocco. This means that upon vesting of the Restricted Stock Units, the Participant will receive a cash payment equal to the value of the underlying shares of Common Stock at vesting, less any Tax-Related Items, which will be remitted to the Participant via local payroll. Any references in the Plan and this Agreement to the issuance of shares shall not apply to the Participant.

Netherlands

There are no country-specific provisions.

New Caledonia

There are no country-specific provisions.

New Zealand

Securities Law Notice. Warning: This is an offer of rights to receive shares of Common Stock in accordance with the terms of the Plan and this Agreement. The shares of Common Stock, once acquired, will give the Participant a stake in the ownership of the Company. The Participant may receive a return if dividends are paid on the shares of Common Stock. If the Company runs into financial difficulties and is wound up, the Participant will be paid only after all creditors have been paid. The Participant may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Participant may not be given all the information usually required. The Participant will also have fewer other legal protections for this investment.

The Participant should ask questions, read all documents carefully, and seek independent financial advice before committing him- or herself. The shares of Common Stock are quoted on the New York Stock Exchange, and the Participant may be able to sell them on the New York Stock Exchange if there are interested buyers. The Participant may get less than the Participant invested. The price will depend on the demand for the shares of Common Stock.

For information on risk factors impacting the Company’s business that may affect the value of the shares of Common Stock, the Participant should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Center” website at http://investor.ppg.com/.

Nigeria

There are no country-specific provisions.

Norway

There are no country-specific provisions.

Panama

Securities Law Notice. The Restricted Stock Units and any shares of Common Stock which may be issued to the Participant upon vesting and settlement of the Restricted Stock Units do not constitute a public offering of securities, as they are available only to eligible employees of the Company and its Subsidiaries.

Philippines

Settlement. Unless otherwise determined by the Committee, the Participant is not entitled to receive any shares of Common Stock upon vesting of the Restricted Stock Units due to regulatory requirements in the Philippines. This means that upon vesting of the Restricted Stock Units, the Participant will receive a cash payment equal to the value of the underlying shares of Common Stock at vesting, less any Tax-Related Items, which will be remitted to the Participant via local payroll. Any references in the Plan and this Agreement to the issuance of shares shall not apply to the Participant.

Poland

Exchange Control Notice. If the Participant holds foreign securities (including shares of Common Stock acquired under the Plan) and maintains accounts abroad, the Participant may be required to file certain reports with the National Bank of Poland. If the Participant transfers funds in excess of EUR 15,000 into Poland, the funds must be transferred via a Polish bank account or financial institution. The Participant is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred. The Participant should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting duties.

Portugal

Language Consent. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and freely accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Língua. Pela presente, o Participante declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.

Exchange Control Notice. If the Participant acquires shares of Common Stock under the Plan and does not hold the shares of Common Stock with a Portuguese financial intermediary, the Participant may need to file a report with the Portuguese Central Bank. If the shares of Common Stock are held by a Portuguese financial intermediary, it will file the report for the Participant.

Republic of Korea

Foreign Asset/Account Reporting Information. If the Participant is a Korean resident, the Participant must declare all of his or her foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.

Exchange Control Information. Korean residents that receive proceeds from the sale of shares of Common Stock under the Plan or cash dividends may need to file a report with a Korean foreign exchange bank, provided the proceeds are in excess of USD 5,000 (per transaction) and deposited into a non-Korean bank account. A report may not be required if proceeds are deposited into a non-Korean brokerage account. The Participant acknowledges that the Participant is solely responsible for complying with the exchange control laws in Korea. Because the exchange control regulations may change without notice, the Participant should consult with a legal advisor to ensure compliance with any exchange control regulations applicable to any aspect of their participation in the Plan.

Romania

Language Consent. The Participant hereby expressly agrees that the Agreement, the Plan as well as all documents, notices and proceedings entered into, relating directly or indirectly hereto, be drawn up or communicated only in the English language.

Angajatul consimte în mod expres prin prezentul ca acest Contract, Programul precum şi orice alte documente, notificări, înştiinţări legate direct sau indirect de acest Contract să fie redactate sau efectuate doar în limba engleză.

Serbia

Securities Law Notice. The grant of the Restricted Stock Units is not subject to the regulations concerning public offers and private placements under the Law on Capital Markets.

Singapore

Restrictions on Sale and Transferability. The Participant hereby agrees that any shares of Common Stock acquired pursuant to the Restricted Stock Units will not be offered for sale in Singapore prior to the six-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to the exemption under Part XIII Division I Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.

Securities Law Notice.  The grant of the Restricted Stock Units is being made in reliance on section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made to the Participant with a view to the Restricted Stock Units or underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Obligation. If the Participant is a director (including alternate, substitute, associate and shadow director1) of a Singapore Subsidiary, as these terms are used in the Singapore Companies Act (the “SCA”), the Participant agrees to comply with notification requirements under the SCA. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when the Participant receives or disposes of an interest (e.g., Restricted Stock Units, shares of Common Stock) in the Company or any related company. These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company or within two business days of becoming a director if such an interest in the Company or any related company exists at the time.

Slovakia

There are no country-specific provisions.

Slovenia

There are no country-specific provisions.

South Africa

Securities Law Notice. Neither the Restricted Stock Units nor the underlying shares of Common Stock shall be publicly offered or listed on any stock exchange in South Africa. The offer is intended to be
1 A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

private pursuant to Section 96(1)(g)(ii) of the Companies Act, 71 of 2008 and is not subject to the supervision of any South African governmental authority.

Spain

Terms and Conditions of the Plan. This provision supplements the Terms and Conditions of the Award paragraph of the Agreement:

In accepting the Award, the Participant acknowledges that the Participant consents to participation in the Plan and has received a copy of the Plan.

The Participant understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to grant Awards under the Plan to individuals who may be employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Employer on an ongoing basis. Consequently, the Participant understands that the Award is granted on the assumption and condition that the Award and the shares of Common Stock issued upon settlement of the Award shall not become a part of any employment contract (either with the Company or a Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the grant of the Award would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of an Award shall be null and void.

If a Participant’s employment is terminated for any reason (including termination by the Company or a Subsidiary without cause or another termination of employment caused directly or indirectly by the Company or a Subsidiary) other than as set forth in paragraph 1.M. or paragraph 1.Q., the Participant forfeits all rights to the Award.

Securities Law Notice. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Award. The Agreement has not nor will it be registered with the Comision Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Suriname

There are no country-specific provisions.

Sweden

Taxes. The following supplements the Taxes paragraph of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the Taxes paragraph of the Agreement, in accepting the Restricted Stock Units, the Participant authorizes the Company and/or the Employer to sell or withhold or sell shares of Common Stock otherwise deliverable to the Participant upon vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

Switzerland

Securities Law Notice. Because this is a private offering in Switzerland, the Restricted Stock Units are not subject to registration in Switzerland. Neither this document nor any other materials relating to the Restricted Stock Units (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

Taiwan

Securities Law Notice. The Restricted Stock Units and the shares of Common Stock to be issued upon vesting/settlement of the Restricted Stock Units are available only for employees of the Company, its Subsidiaries and affiliates. The Award is not a public offer of securities by a Taiwanese company.

Exchange Control Notice. If the Participant is a resident of Taiwan (including an expatriate holding an Alien Resident Certificate), the Participant may acquire foreign currency and remit the same out of or into Taiwan up to US$5,000,000 per year without justification. If the Participant is an expatriate employee who does not have an Alien Resident Certificate, the Participant may remit into Taiwan and convert to local currency up to US$100,000 at each remittance with no annual limitation.

Thailand

Exchange Control Notice. The Participant may be required to immediately repatriate the proceeds from the sale of shares of Common Stock and any cash dividends or Dividend Equivalents received in relation to the shares to Thailand and convert the funds to Thai Baht within 360 days of repatriation if the proceeds realized in a single transaction exceed US$1,000,000 (unless the Participant can rely on any applicable exemptions (e.g., where the funds will be used offshore for any permissible purposes under exchange control regulations and the relevant form and supporting documents have been submitted to a commercial bank in Thailand)). In addition, the Participant must report the inward remittance by submitting the Foreign Exchange Transaction Form to the authorized agent. If the Participant fails to comply with these obligations, the Participant may be subject to penalties assessed by the Bank of Thailand. The Participant should consult his or her personal advisor before taking any action with respect to the remittance of proceeds from the sale of shares, any cash dividends or Dividend Equivalents into Thailand. It is the Participant’s responsibility to comply with the Thailand exchange control laws, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

Turkey

Securities Law Notice. Under Turkish law, the Participant is not permitted to sell any shares of Common Stock acquired under the Plan in Turkey. The Shares are currently traded on the New York Stock Exchange, under the ticker symbol “PPG” and the shares of Common Stock may be sold through this exchange.

Exchange Control Notice. The Participant may be required to engage a Turkish financial intermediary to assist with the sale of shares of Common Stock acquired under the Plan. As the Participant is solely responsible for complying with any applicable financial intermediary requirements, the Participant should consider consulting his or her personal legal advisor prior to the vesting of the Restricted Stock Units or any sale of shares of Common Stock to ensure compliance.

United Arab Emirates

Securities Law Notice. The Restricted Stock Units granted under the Plan are being offered only to eligible employees of the Company and its Subsidiaries are in the nature of providing equity incentives to such employees. Any documents related to the Restricted Stock Units, including the Plan, Agreement, including this Appendix, and any other grant documents (“Award Documents”), are intended for distribution only to such eligible employees and must not be delivered to, or relied on by, any other person.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any Award Documents or any other incidental communication materials distributed in connection with the Restricted Stock Units. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Award Documents or taken steps to verify the information set out in them, and thus, is not responsible for their content.

Participants should, as prospective stockholders, conduct their own due diligence on the securities. If the Participant does not understand the contents of the Award Documents, he or she should consult an authorized financial advisor.

United Kingdom

Taxes. The following supplements the Taxes paragraph of the Agreement:

Without limitation to the Taxes paragraph of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if the amount of any income tax due is not collected from or paid by the Participant within 90 days of the end of the UK tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Employer for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant at any time thereafter by any of the means referred to in this Agreement.

Uruguay

There are no country-specific provisions.

Vietnam

Settlement. Unless otherwise determined by the Committee, the Participant is not entitled to receive any shares of Common Stock upon vesting of the Restricted Stock Units due to exchange control regulations in Vietnam. This means that upon vesting of the Restricted Stock Units, the Participant will receive a cash payment equal to the value of the underlying shares of Common Stock at vesting, less any Tax-Related Items, which will be remitted to the Participant via local payroll. Any references in the Plan and this Agreement to the issuance of shares shall not apply to the Participant.